Exhibit 99.1

Soluna Secures New $25M Growth Capital Line

$10M Initial Draw to Repay Convertible Notes, Fund Data Center Projects

ALBANY, NY, September 9, 2024 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, today announced that it has entered into a $25 million Standby Equity Purchase Agreement (“SEPA”) with a fund managed by Yorkville Advisors Global L.P (“Yorkville”).

The financing will enable Soluna to:

●	Fund critical Soluna Cloud AI operations and data center development activities.
●	Deploy additional capital into projects to significantly improve equity cash flows.
●	Retire its existing Convertible Notes.
●	Strengthen its balance sheet.

“The convergence of renewable energy and computing is real. The energy demands of all forms of computing, including AI, are on the rise. With this financing, and simplification of our capital structure, we are now well-positioned to bring our winning formula to bear on the new opportunities ahead. By deploying this fresh capital to fuel business development in AI Hosting and Cloud and to accretive data center projects we can begin to scale the Soluna story” said John Belizaire, CEO of Soluna.

This new capital and simplification of the capital structure will enable Soluna to advance its AI data center designs, prepare for the build-out of a 2 MW AI data center adjacent to its flagship Project Dorothy, accelerate the development of the 166 MW Project Kati – which includes AI – and complete the acquisition of new sites for up to 20 MW of additional AI data center development. The secured Convertible Notes will be replaced with more flexible unsecured financing.

Deal Structure and Strategic Impact

The Yorkville SEPA offers flexible terms designed to support Soluna’s growth objectives:

●	Two Initial tranches – The initial $10.0 million Advance will net $9.3 million to Soluna and will be provided in two tranches, 70% at closing following receipt of third party consents and satisfaction of customary closing conditions and 30% upon the effectiveness of an S-1 registration to be filed and obtaining necessary shareholder approvals via a shareholder meeting to be scheduled.

●	Unsecured and flexible – The financing is unsecured, with a one-year term and 0% interest, free from warrants or other complex financial instruments.

●	Managed conversion – The agreement includes caps and floors on monthly conversions, subject to meeting certain conditions, that offer predictability in managing equity.

●	Additional drawdowns – Further access to the remaining $15 million SEPA is possible as the initial advance is repaid and thereafter, providing continued financial flexibility.

“This financing’s lack of warrants and other variable features will help us achieve our goal to simplify our capital structure while delivering much-needed growth capital,” continued Belizaire, “both of which return great value to Soluna and our shareholders.”

Northland Capital Markets acted as the sole placement agent, with the 2nd Pre-Paid Advance contingent on S-1 registration and shareholder approval.

More information about the financing can be found in the Company’s upcoming 8-K.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com